CERTIFICATE OF TRUST

OF

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) and sets forth the following:

FIRST: The name of the statutory trust is Russell Investments Exchange Traded Funds (the “Trust”).

SECOND: The business address of the Registered Agent and Registered Office of the Trust is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 in the county of New Castle. The name of the Registered Agent of the Trust for service of process at such location is The Corporation Trust Company.

THIRD: This Certificate shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

FOURTH: The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

FIFTH: Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

SIXTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of this 6th day of August, 2024.

/s/Vernon Barback
Vernon Barback, as Trustee and not individually
Title: Trustee 1301 2nd Ave, 18th Floor
Seattle, WA 98101